Exhibit 4.1

SHAREHOLDERS’ AGREEMENT

Shareholders’ Agreement dated as of June 3, 1999, by and among Rabbit Hill Holdings, Inc., a Delaware corporation (“RHH”), Hancock Mezzanine Partners, L.P., a Delaware limited liability company (“Hancock”), John Hancock Mutual Life Insurance Company, a Massachusetts life insurance corporation (“JHMLIC”), Caravelle Investment Fund, L.L.C., a Delaware limited liability company (“Caravelle”), Johnstown America Industries, Inc., a Delaware corporation (“JAII”), Camillo M. Santomero, III, an individual residing in New York (“Santomero”) and the individual investors listed on Exhibit “A” attached hereto, who now or hereafter become signatories to this Agreement (the “Individual Investors” - Hancock, JHMLIC, Caravelle, JAII, Santomero, and the Individual Investors are herein collectively referred to as the “Shareholders”).

BACKGROUND

RHH is authorized to issue up to 100,000 shares of Series A Voting Preferred Stock, $500 par value (the “ Voting Preferred Stock”), up to 100,000 shares of Series B Non-Voting Preferred Stock, $500 par value (the “Non-Voting Preferred Stock”—the Voting Preferred Stock and the Non-Voting Preferred Stock are herein collectively referred to as the “Preferred Stock”), up to 100,000 shares of Class “A” Voting common stock, $.01 par value (the “Voting Common Stock”) and up to 100,000 shares of Class “B” Non-Voting common stock, $.01 par value (the “Non-Voting Common Stock” - the Voting Common Stock and the Non-Voting Common Stock are herein collectively referred to as the “Common Stock”, and the Preferred Stock and the Common Stock are herein collectively referred to as the “Capital Stock”). The holders of the Preferred Stock possess the rights and preferences set forth on Exhibit “B” attached hereto. The holders of the Voting Preferred Stock and the Voting Common Stock, voting together as a class, are entitled to vote on all matters coming before the shareholders as provided in the DGCL (except as specifically modified herein). The Shareholders are the record and beneficial owners of all of RHH’s issued and outstanding shares of Capital Stock as of the date hereof, and hold such shares as set forth on Exhibit “C” attached hereto. The parties hereto deem it in the best interest of RHH and the Shareholders to impose certain restrictions on the transferability of the shares of the Capital Stock, and to set forth their agreements with respect to certain other matters, all as hereinafter provided.

AGREEMENTS

The parties hereto, intending to be legally bound, hereby agree as follows:

1. Composition of Board of Directors, Meetings.

(a) The Board of Directors (the “Board”) of RHH shall consist of six (6) individuals. Each of the Shareholders covenants and agrees that in any election of directors of RHH, they shall vote all shares of Voting Preferred Stock and all shares of Voting Common Stock of RHH owned or controlled by them in favor of a Board comprised of six (6) directors, designated as follows:

(i) for as long as Hancock and JHMLIC, collectively, own an aggregate of at least 1,250 shares of Common Stock (or 10% of the number of shares of Common Stock outstanding as of the date hereof), one director shall be designated jointly by Hancock and JHMLIC;

(ii) for as long as Caravelle owns an aggregate of at least 1,250 shares of Common Stock (or 10% of the number of shares of Common Stock outstanding as of the date hereof), one director shall be designated by Caravelle;

(iii) until the earlier to occur of (A) a Change of Control involving JAII, (B) the number of shares of Common Stock of RHH held by JAII is reduced to less than 1,250 shares (or less than 10% of the number of shares of Common Stock outstanding as of the date hereof) or (C) a Qualified Public Offering, one director shall be designated by JAII; and

(iv) for so long as Santomero and the Individual Investors own an aggregate of at least 3,750 shares of Common Stock (or 30% of the number of shares of Common Stock outstanding as of the date hereof), at least three (3) directors shall be designated by Santomero, with Santomero also being entitled to designate directors to replace those directors previously designated by Hancock, JHMLIC or Caravelle at such time as their right to designate directors hereunder terminates.

In the event of any vacancy in the Board of RHH occurring for any reason, each of the Shareholders covenants and agrees to vote all shares of Voting Preferred Stock and all shares of Voting Common Stock of RHH owned or controlled by such Shareholder and to otherwise use his, her or its respective best efforts to fill the vacancy in such a manner that the Board of RHH will include six (6) directors designated as set forth above. In no event shall the number of persons comprising the entire Board of RHH be increased or decreased, without the unanimous consent of all of those Shareholders entitled to designate directors. RHH agrees to use its best efforts to cause any designated candidates (as described herein) to be elected to the Board. Each director designated by JAII, Hancock and JHMLIC, Caravelle or Santomero and the Individual Investors shall be deemed to have resigned as of the date on which the right of JAII, Hancock and JHMLIC, Caravelle or Santomero and the Individual Investors, respectively, to designate directors terminates pursuant to this Section 1(a), and such vacancy shall be filled as designated by Santomero, as long as Santomero and the Individual Investors have the right to designate a director hereunder. In the event that, at any time, a Person entitled to designate more than one director has not filled all director positions to which he, she or it is so entitled, those directors which have been designated and are serving on behalf of such Person shall, in the aggregate, be deemed to have the number of votes, on all matters coming before the Board, equal to that number of directors such Person is entitled to designate. Notwithstanding the foregoing, at such time that JAII is no longer entitled to designate a director, in accordance with the provisions of this Section, the Board of Directors shall, from and after such date, consist of five (5) directors, designated as set forth above.

(b) The parties hereto agree that the initial Board of Directors shall consist of six (6) directors, as follows:

Santomero, John E. Carroll, Jr. and James D. Cirar as the nominees of Santomero;

Sandeep Alva as the nominee of Hancock and JHMLIC;

Dean T. Criares as the nominee of Caravelle; and

Thomas M. Begel as the nominee of JAII.

(c) At the request of any of JAII, Hancock, JHMLIC, Caravelle or Santomero, respectively, each of the Shareholders covenants and agrees to vote all shares of Voting Preferred Stock and all shares of Voting Common Stock of RHH owned or controlled by such Shareholder to cause the resignation or dismissal of any of the directors designated by the requesting Shareholder.

(d) In addition to those matters which the DGCL or the Bylaws of RHH require be submitted to the Board, the Shareholders agree that the following actions must be submitted to the Board for authorization:

(i) RHH’s, or any Subsidiary thereof entering into any transaction (aside from routine employment agreements) with any of RHH’s officers, directors or any Shareholders, or any individual related by blood or marriage to any such Person or any entity in which any such Person has an interest; provided, however, that RHH, and its Subsidiaries shall be entitled to enter into management or consulting agreements with, among others, Santomero, James D. Cirar, Caravelle, Hancock and/or JHMLIC pursuant to which management fees, in an amount not to exceed $500,000 per year, (of which (A) $350,000 shall be payable to Santomero, (B) $50,000 shall be payable to James D. Cirar, (C) $50,000 shall be payable to Caravelle, and (D) $25,000 shall be payable to each of Hancock and JHMLIC, until further agreement) shall accordingly be paid and allocated among such individuals, or Affiliates thereof;

(ii) the authorization or execution of any agreement providing for the issuance of any debt securities or the creation, incurrence, assumption or suffering to exist any indebtedness for borrowed money by RHH, or any Subsidiary thereof;

(iii) the sale (whether by merger or otherwise) of all or substantially all of the capital Stock of RHH, or any Subsidiary thereof, or the sale (whether by merger or otherwise), lease or other disposition of all or substantially all of the assets of RHH, or of any Subsidiary thereof, in any transaction or series of related transactions (other than sales in the ordinary course of business);

(iv) the acquisition by RHH, or any Subsidiary thereof, of any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise);

(v) the acquisition by RHH or any Subsidiary thereof of any new facilities at which the operations of RHH, or any Subsidiaries thereof, shall be conducted;

(vi) capital expenditures of RHH and its Subsidiaries exceeding $5,000,000 during any twelve month period;

(vii) the investment, by RHH, or any Subsidiary thereof of more than $50,000 in any liquid assets, pooled investments, securities or investment funds other than any investment in (A) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (B) commercial paper rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investor’s Service, Inc., (C) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (B) above, or (D) money market mutual funds with a right of redemption on a daily basis and having assets of at least $500,000,000, substantially all of which assets consist of investments of a type described in the foregoing clauses; provided, in each case that any investment referred to in clauses (A) through (C), above, matures within one year from the date of acquisition thereof by RHH or any such Subsidiary;

(viii) the granting of any stock ownership, stock-purchase, stock-option or similar plans or rights to officers, employees or others, except that the parties contemplate that up to 1,014 shares of Non-Voting Preferred Stock and up to 1,014 shares of Non-Voting Common Stock (constituting 7½% of RHH’s Common Stock and Preferred Stock after giving effect to the issuance of the options described herein) may be issued to employees or managers of RHH or Subsidiaries thereof so long as neither James D. Cirar nor Santomero are the recipient of such options;

(ix) the election of directors of any Subsidiary;

(x) the determination to make an initial registration of RHH’s Common Stock (or Successor Securities) under the Securities Act;

(xi) the selection of RHH’s independent accountants;

(xii) the redemption or repurchase of any shares of Capital Stock; and

(xiii) the liquidation, dissolution, recapitalization or reorganization of RHH in any form of transaction (including a forward or reverse merger).

With respect to each item set forth above to be submitted to the Board, the affirmative vote of the Hancock/JHMLIC representative, the Caravelle representative, and two Santomero representatives, shall, at a minimum, be required in order to authorize such action and, in addition, with respect to the items described in subparagraphs (i) and (viii), above, and subparagraph (iii) above if such transaction will implicate the provisions of Section 16(d) hereof, the affirmative vote of the director designated by JAII shall also be required.

(e) Meetings of the Board and any committee thereof shall be held at the principal offices of RHH or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board; provided that there shall be at least one meeting held during each fiscal quarter. Special meetings of the Board or any committee thereof may be called by any director on at least five days’ prior notice to the other directors (or, in the case of a special meeting of any committee of the Board, by any member thereof), which notice shall state the purpose or purposes for which such meeting is being called.

2. Grant of Proxy; Voting.

(a) Until such time as a Qualified Public Offering shall have occurred, each Individual Investor (with the exception of John E. Carroll, Jr. and James D. Cirar) hereby grants an irrevocable (except as set forth in 2(b) below) proxy (“Proxy”) to vote all of his Capital Stock, whether now owned or hereafter acquired, to Santomero, on all matters which may properly come before the Shareholders in accordance with the DGCL. Such Proxy may be evidenced by a certificate in a form acceptable to Santomero.

(b) Such Proxy shall be deemed to be revoked automatically, without notice, on the earliest to occur of (i) if the percentage of RHH’s Capital Stock held by Santomero or his Permitted Transferees, in the aggregate, shall be less than seven percent (7%) of the aggregate number of shares of Capital Stock of RHH then outstanding, (ii) a Qualified Public Offering, or (iii) Santomero ceases, for any reason, to serve as a director of RHH.

(c) The Proxy shall be binding on each Individual Investor, his/her heirs, executors, assigns and Permitted Transferees and shall not be affected by the death or disability of the Shareholder or the transfer of his/her Capital Stock.

(d) On all matters coming before the Shareholders (as shareholders) for a vote, as required by the DGCL or this Agreement, Santomero, the Individual Investors and their Permitted Transferees agree that they shall all vote, with respect to each issue, unanimously as determined by the holders of a majority-in-interest of the Voting Common Stock held by Santomero, the Individual Investors and their Permitted Transferees.

3. Transfer of Securities.

(a) Restrictions on Transfer. None of the shares of Capital Stock held by any Shareholder or its Permitted Transferee may be Transferred except in accordance with the provisions of this Agreement. Any attempted Transfer of the shares of Capital Stock other than in accordance with this Agreement shall be null and void and RHH shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of the Capital Stock.

(b) Notwithstanding anything contained herein to the contrary, it is understood and agreed that the following Transfers of shares of Capital Stock may be made without regard to the restrictions and requirements of Sections 3(a), 4 and 5 hereof (a “Permitted Transfer”, with the transferee in such transaction being deemed a “Permitted Transferee”):

(i) Santomero and each Individual Investor may Transfer any or all of the shares of Capital Stock held by such Shareholder to his spouse or children, or to trusts, limited liability companies or limited partnerships established primarily for the benefit of Santomero, such Individual Investor, his individual retirement account, his spouse and/or children and, with respect to limited partnerships, where the Shareholder, or his Affiliate, is the general partner thereof, or to individual retirement accounts or other pension plans or accounts established by, or maintained primarily for, such Shareholder;

(ii) a Shareholder who is not an individual may Transfer any or all of the shares of Capital Stock to an Affiliate of such Shareholder;

(iii) Caravelle, JHMLIC and Hancock or any Noteholder (as defined in the Purchase Agreement executed June 3, 1999 by RHH and Caravelle, Hancock and JHMLIC (the “Purchase Agreement”) may Transfer shares of Capital Stock to any transferee of all or a portion of the notes, evidencing the obligations of RHH to Caravelle, Hancock and JHMLIC, respectively, if (x) such transfer is a permitted transfer as described in the Purchase Agreement, and (y) the shares of Capital Stock are proportionate to the portion of the Notes so transferred by Caravelle, Hancock and JHMLIC or any Noteholder, respectively;

(iv) Santomero or any Individual Investor may Transfer shares of Capital Stock to each other;

(v) each Individual Investor may Transfer any shares of Capital Stock to Santomero, Santomero and the Individual Investors, or RHH in accordance with the terms of any Securities Purchase Agreement, Restricted Stock Agreement, Employment Agreement or similar agreement executed by him and RHH;

(vi) Caravelle, Hancock and JHMLIC may Transfer shares of Capital Stock to each other;

(vii) JAII may Transfer shares of Capital Stock to the individuals listed on Exhibit “E” attached hereto pursuant to the terms of the Securities Purchase Agreement executed June 3, 1999 by JAII and such individuals;

(viii) Santomero may Transfer shares of Capital Stock to the individuals, and in the amounts, described on Exhibit “F” attached hereto, in accordance with the terms of the option letters executed this date by Santomero;

(ix) Santomero may transfer up to 20 shares of Voting Common Stock and up to 20 shares of Voting Preferred Stock to Maximo Blandon; and

(x) Santomero and the Individual Investors may Transfer shares of Capital Stock, to an Additional Individual Investor, as described in Section 16(e).

Notwithstanding anything contained herein to the contrary, any Transfer made pursuant to this Section 3(b) shall in no way affect or revoke the Proxy granted under Section 2(a).

Notwithstanding the foregoing Caravelle may (i) pledge Capital Stock held by Caravelle in whole or in part, to its lenders or security holders, or any trustee or agent therefore and (ii) transfer Capital Stock held by it to any entity formed for the purpose of holding the Capital Stock and/or other securities held by Caravelle.

(c) Notwithstanding anything contained herein to the contrary, no Shareholder shall Transfer one or more shares of Common Stock, or one or more shares of Preferred Stock, unless, in connection with such Transfer, an equal number of shares of the other class (i.e., Preferred Stock or Common Stock) is simultaneously transferred unless (A) the Transfer is to a Permitted Transferee, or (B) all Shareholders shall have consented, in writing, to such Transfer prior to the effective date thereof, or (C) the Transfer is a Transfer of Common Stock which occurs either in connection with, or after, a Qualified Public Offering.

(d) Notwithstanding anything else contained in this Agreement, it is the intention of each of the parties hereto that, with respect to the Preferred Stock, each share of Preferred Stock (whether Voting Preferred Stock or a Non-Voting Preferred Stock) be valued equally for all purposes (including, but not limited to, any Transfer), and that, with respect to the Common Stock, each share of Common Stock (whether Voting Common Stock or Non-Voting Common Stock) similarly be valued equally. Accordingly, in connection with any Transfer of any Shares, if, in connection with such Transfer, both Voting and Non-Voting Common or Preferred Stock, as the case may be, is being transferred, the parties will exercise their best efforts to insure that the consideration allocated to each Share of Preferred Stock, in the case of a Transfer of Preferred Stock, whether Voting or Non-Voting, will be equal, and that the consideration allocated to each Share of Common Stock, in the case of a Transfer of the Common Stock, whether Voting or Non-Voting, will be equal.

4. Right of First Offer.

(a) Procedure for Transfer of Shares. Until such time as a Qualified Public Offering has occurred, a Shareholder who desires to Transfer some or all of the shares of Capital Stock to another Person who is not a Permitted Transferee of such Shareholder (whether or not such other Person is currently a Shareholder) must comply with the procedures contained in this Section 4. At least twenty (20) days prior to making any Transfer of any shares of Capital Stock (the “Offered Securities”) the Shareholder desiring to effect such Transfer (the “Offering Shareholder”) shall deliver a written notice (an “Offer Notice”) to the other Shareholders (the “Other Shareholders”) and to RHH. The Offer Notice shall disclose in reasonable detail the class and number of the Offered Securities proposed to be transferred, the proposed price, terms and conditions of the Transfer, and the identity of the prospective transferee(s) (if any).

(b) The Individual Investors and Santomero shall have the right and option to purchase (the “First Option”), exercisable within ten (10) days after the date of the

Offer Notice (the “First Option Period”), to purchase the Offered Securities at the price, and on the terms and conditions, set forth in the Offer Notice in proportion to their then respective holdings of Capital Stock by providing written notice of that election to the Offering Shareholder. If any Individual Investor or Santomero fails or refuses to purchase his proportionate share of Offered Securities, then those members of such group who do offer to purchase their proportionate share may proportionately purchase the balance thereof (or commit to purchase all of the balance thereof) at the price, and on the terms and conditions, set forth in the Offer Notice by providing written notice of that election to the Offering Shareholder within five (5) days after the expiration of the First Option Period (“Investor Group Option Period”).

(c) If all of the Offered Securities are not purchased pursuant to Section 4(b), then RHH shall have the option, exercisable within three (3) days after the expiration of the Investor Group Option Period (“Company Option Period”), to purchase all or a portion of the remaining balance of the Offered Securities at the price, and on the terms and conditions, set forth in the Offer Notice by providing written notice to the Offering Shareholder of RHH’s election to exercise its option described herein.

(d) If all of the Offered Securities are not purchased pursuant to Section 4(b) or 4(c) hereof, then each of JAII, Caravelle, Hancock, JHLMIC and any Other Shareholder, shall have the option, exercisable within two (2) days after the expiration of Company Option Period (the “Shareholders’ Option Period”), to purchase all or a portion of the remaining balance of the Offered Securities at the price, and on the terms and conditions, set forth in the Offer Notice in proportion to their respective holdings of shares of Capital Stock by providing written notice to the Offering Shareholder of the intent to exercise the option. If any of JAII, Caravelle, Hancock, JHLMIC and any Other Shareholder fails or refuses to purchase its proportionate share of the Offered Securities, the remaining parties so exercising their options may purchase the balance of the Offered Securities at the price, and on the terms and conditions, set forth in the Offer Notice by providing written notice of that election to the Offering Shareholder within two (2) days after the expiration of the Shareholders’ Option Period.

(e) The failure of any of Santomero, the Individual Investors, JAII, Caravelle, Hancock, JHLMIC or any Other Shareholder to advise the Offering Shareholder of his, her or its decision to purchase in the aggregate all the Offered Securities within the applicable Option Period shall be deemed to constitute a notification to the Offering Shareholder of a decision not to exercise the option described herein. No acceptance of the offer concerning the Offered Securities shall contain a financing or similar contingency.

(f) The Offering Shareholder shall have 120 days within which to determine whether to sell the Offered Securities to the Other Shareholders or to RHH, and so notify the Other Shareholders and RHH offering to purchase the Offered Securities. Failure to provide such notice shall be deemed acceptance of the offers received (if offers to purchase all Offered Securities shall have been received). If the Offering Shareholder determines not to accept the offers described herein, it shall, in connection with any subsequent Transfer, follow the procedures described in this Section 4.

(g) The Closing for all sales of the Offered Securities purchased under this Section 4 shall occur within thirty (30) days after the notice (or deemed notice) from the Offering Shareholder of its determination to accept the offers, or at such other time as may be mutually agreed upon by the Offering Shareholder and the Other Shareholders (or RHH) purchasing the Offered Securities, with the purchase price being paid in immediately available funds at such Closing, and with the Offering Shareholder being required to provide representations and indemnification to such purchasers only with respect to due authorization, valid execution and delivery, good title to the Offered Securities and no liens or encumbrances on such Offered Securities. The failure of the purchasers to close within the time designated for Closing shall relieve the Offering Shareholder of his, her or its obligations under this Section 4 with respect to that particular proposed Transfer and such Offering Shareholder shall be free to sell the Offered Securities to one or more third parties, whether or not to the person or persons identified in the Offer Notice, at a price no less than eighty-five percent (85%) of the price per share specified in the Offer Notice and with other terms (other than the amount of consideration) no more favorable to the transferees thereof than offered to the Other Shareholders and RHH in the Offer Notice, provided that such Transfer shall be effected within one hundred eighty (180) days after the failure of the purchasers to purchase pursuant to the Offer Notice. Any Offered Securities not transferred within such one hundred eighty (180) day period shall be re-offered to the Other Shareholders and RHH under this Section 4 prior to any subsequent Transfer.

(h) If offers to purchase all the Offered Securities are not received by the Offering Shareholder after complying with the procedures contained in this Section 4, the Offering Shareholder (i) shall not be required to sell any of the Offered Securities to any Other Shareholder, and (ii) may, without any further notice, during a sixty (60) day period commencing on the expiration of the Shareholders’ Option Period, Transfer all (but not less than all) of the Offered Securities to one or more third parties at a price no less favorable and on terms no more favorable to the transferee than offered to the Other Shareholders and RHH in the Offer Notice.

5. Participation Rights.

(a) Until such time as a Qualified Public Offering has occurred, whenever Santomero and/or any Individual Investor, or any Permitted Transferee thereof holding, in the aggregate, ten percent (10%) or more of all shares of Capital Stock of RHH, desires to Transfer some or all of his, her or its shares of Capital Stock to a transferee other than a Permitted Transferee, and where such transferee has made an offer to purchase such shares of Capital Stock, such Shareholder (a “Transferring Shareholder”) must comply with the procedure set forth in this Section 5 (in addition to those set forth in Section 4).

(b) In connection with any such proposed Transfer, the Transferring Shareholders shall secure a written offer which the Transferring Shareholder desires to accept (the “Third Party Offer”). The Third Party Offer shall include:

(i) the identity and address of the Person making the Offer (the “Third Party Purchaser”);

(ii) the date of the Third Party Offer;

(iii) the proposed purchase price per share of Capital Stock (allocated among the Preferred Stock and the Common Stock) which must be in cash or marketable securities, and for a fixed amount (which may be payable over time);

(iv) the number and type of shares of Capital Stock which the Third Party desires to purchase (the “Proposed Securities”);

(v) a description of the representations, warranties, covenants and indemnifications which the Third Party Purchase will require of the Transferring Shareholder; and

(vi) all other relevant terms and conditions of the Transfer.

The Transferring Shareholder shall advise the Shareholders and RHH in writing of his, her or its desire to accept the Third Party Offer (the “Notice of Intent to Transfer”) and shall promptly transmit the Third Party Offer to RHH and the Other Shareholders. The Transferring Shareholder shall further advise RHH and the Other Shareholders in writing immediately upon the occurrence of any material changes to the Third Party Offer which decreases the offer price or makes any of the terms more favorable to the Third Party Purchaser (an “Amended Offer”).

(c) Upon receipt of a Notice of Intent to Transfer from a Transferring Shareholder, each Other Shareholder shall have the right, at his, her or its sole discretion, to Transfer some or all of his, hers or its shares of Capital Stock as part of the proposed Transfer in accordance with the provisions of this Section 5 (“Participation Rights”).

(d) If any Shareholder elects to exercise the Participation Rights in connection with a proposed Transfer (a “Participating Shareholder”), the Transferring Shareholder and such Participating Shareholder shall be entitled to Transfer, at the same price and upon the same terms, a number of shares of Preferred Stock or Common Stock, as applicable, equal to the product of (A) a quotient determined by dividing the percentage of shares of Preferred Stock or Common Stock, as applicable, owned by the Participating Shareholder by the aggregate percentage of shares of Preferred Stock or Common Stock as applicable, owned by the Transferring Shareholder and all such Participating Shareholders, multiplied by (B) the number of shares of Preferred Stock or Common Stock, as applicable, to be sold in accordance with the Third-Party Offer (“Participation Formula”).

For Example, if (A) the Third Party Offer contemplates a sale of 150 shares of Preferred Stock, (B) the Transferor owns 30% of all shares of Preferred Stock and (C) one Participating Shareholder elects to participate and owns 20% of all shares of Preferred Stock, the Transferor would be entitled to sell 90 shares (30% ÷ 50% x 150 shares) and the participating Shareholder would be entitled to sell 60 shares (20% ÷ 50% x 150 shares).

(e) The Transferring Shareholder shall use its best efforts to obtain the agreement of the Third Party Purchaser to the participation of the Other Shareholders who desire to participate in the Transfer and to include in such Transfer both Voting Preferred and Non-Voting Preferred and Voting Common Stock and Non-Voting Common Stock (if the Transferring Shareholder or any Participating Shareholder seeks to Transfer Non-Voting Preferred or Non-Voting Common Stock). The Transferring Shareholder shall not Transfer any shares of Capital Stock to the Third Party Purchaser if the Third Party Purchaser (i) refuses to allow the participation of the Other Shareholders who desire to exercise their Participation Rights, or (ii) refuses to purchase the type of Preferred Stock or Common Stock owned by such Participating Shareholder.

(f) After compliance with this Section 5, the Transferring Shareholder and Other Shareholders who desire to participate in the Transfer, shall be permitted to Transfer the number of shares of Capital Stock specified in the Notice of Intent to Transfer to the Third Party Purchaser on terms no more advantageous than those specified in the Notice of Intent to Transfer or the Amended Offer, whichever is later, with such Participating Shareholder providing the same representations, warranties and indemnifications as the Transferring Shareholder, except that the liability of any Participating Shareholder for breach of representations or for indemnification payments will be several and not joint, will be proportionate to the percentage of Capital Stock it sells, and will be limited to any proceeds received or receivable by it arising from such sale. The number of shares of Capital Stock Transferred shall be apportioned in accordance with the Participation Formula.

(g) The Participation Rights are non-transferrable and cannot be voluntarily or involuntarily assigned or transferred except to a Permitted Transferee.

(h) Any Shareholder desiring to exercise their Participation Rights must advise the Transferring Shareholder of his election to so participate within thirty (30) days of receipt of the Notice of Intent to Transfer, provided however, that in the event that an Amended Offer is submitted, a Shareholder may withdraw his election to participate in the proposed Transfer for a period of fifteen (15) days after receipt of the Amended Offer.

(i) The rights granted to the Other Shareholders in Section 4 hereof shall have priority over the Participation Rights described in this Section 5, except that no Participating Shareholder exercising its Participation Rights under this Section 5 shall be required to comply with the provisions of Section 4 in connection with such sale.

6. Sale of RHH.

(a) Until such time as a Qualified Public Offering shall have occurred, if the Board (subject to Section 1(d)(iii) hereof) and the Shareholders entitled to cast a majority of votes which all Shareholders are entitled to cast approve a sale, merger or other transfer involving all or substantially all of the stock or assets of RHH on an arm’s length basis to a third party or an affiliated group of third parties who is not (a) a Shareholder, or (b) an Affiliate of a Shareholder, then the remaining Shareholders (the “Remaining Shareholders”) shall consent to and raise no objection with respect to such sale and, if such sale is structured as a sale of shares of Capital Stock (including a sale structured as a merger, whether a forward, reverse or other merger), the Remaining Shareholders will, at the option of a majority-in-interest of the Shareholders voting for such sale (or merger), agree to sell their shares of Capital Stock on the terms and conditions approved by the Board and the Shareholders entitled to cast a majority of the votes which all Shareholders are entitled to cast; provided, however, that (i) any options as to the type of consideration offered to any Other Shareholder must be offered to the Remaining Shareholders, (ii) the consideration offered for any proposed Transfer must be at least eighty percent (80%) cash or marketable securities, (iii) at least ninety-five percent (95%) of the Shareholders other than the Remaining Shareholders, shall have agreed to, and voted in favor of, such sale and there shall be no adverse tax consequences which relate or impact only the Remaining Shareholders, including JAII, if JAII is a Remaining Shareholder (as distinguished from all Shareholders) arising from such sale.

(b) To exercise the drag-along rights provided in this Section 6, RHH shall first give to the Remaining Shareholders a written notice (a “Drag-Along Notice”) containing (i) the name and address of the proposed transferee, and (ii) the proposed purchase price, terms of payment and other material terms and conditions of the proposed transferee’s offer. The Remaining Shareholders shall, at the option of a majority-in-interest of the Shareholders voting for such sale, thereafter be obligated, subject to the terms and conditions of this Section 6, to sell to the proposed Transferee, simultaneously with the other Shareholders’ sale, its shares of Capital Stock.

(c) At the Closing of any sale of shares of Capital Stock pursuant to this Section 6, the Remaining Shareholders shall enter into agreements with the purchaser of the shares of Capital Stock containing terms substantially similar to the terms on which the Other Shareholders are selling their shares of Capital Stock; provided, however, that notwithstanding anything contained in this Agreement to the contrary, neither the Remaining Shareholders nor any of its Permitted Transferees shall be required to (i) make any representations or warranties, or provide indemnification, to any person (other than representations and related indemnification regarding the due authorization to enter and to perform the agreement of sale, the validity and enforceability of the agreement of sale, good title to the shares conveyed and regarding no liens or encumbrances on the shares so conveyed), and (ii) each of the Remaining Shareholders’ liability for breach thereof will be several and not joint, will be proportionate to the percentage of Capital Stock it sells, and will be limited to any proceeds received or receivable by it arising from such sale.

(d) Each Shareholder (or his, her or its transferees) shall bear their pro-rata share (based upon the percentage of shares of Capital Stock sold) of the costs of any sale of shares of Capital Stock pursuant to a sale (or merger) described in this Section 6 to the extent such costs are incurred for the benefit of all holders of shares of Capital Stock and are not otherwise paid by RHH or the acquiring party, with the understanding that RHH will pay such costs unless prohibited from doing so by the terms of the transaction. Costs incurred by Shareholders (or their transferees) on their own behalf shall not be considered costs of the transaction hereunder.

7. Subsequent Purchasers of Stock. Except as otherwise specifically provided herein, any Transferee (including a Permitted Transferee) who shall acquire (either voluntarily or involuntarily, by operation of law or otherwise) any shares of Capital Stock, shall be bound by all of the provisions of this Agreement, to the same extent as the parties hereto and, prior to registration of the Transfer of any such securities on the books of RHH, any transferee shall execute an agreement with the parties hereto agreeing to be bound by such provisions, and shall thereupon be deemed a Shareholder.

8. Legends on Certificates; Securities Laws Restrictions.

(a) Prior to the occurrence of a Qualified Public Offering, each certificate representing shares of Capital Stock held by a Shareholder shall contain upon its face or upon the reverse side thereof legends to the following effect:

This certificate represents securities which are restricted and which are subject to the terms and conditions of a Shareholders’ Agreement dated as of June 3, 1999 by and among the Shareholders of Rabbit Hill Holdings, Inc. (a copy of which is on file at the principal office of Rabbit Hill Holdings, Inc.). No sale, transfer, assignment, pledge, hypothecation or other disposition of this certificate or any of the interests or securities represented hereby shall be made except in compliance with the terms and conditions of said Agreement.

(b) Each certificate representing shares of Capital Stock held by a Shareholder shall contain upon its face or upon the reverse side thereof the following additional legend:

The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and must be held indefinitely unless they are transferred pursuant to an effective registration statement under the Act, or after receipt of an opinion of counsel satisfactory to Rabbit Hill Holdings, Inc. that registration is not required or an appropriate no-action letter is received from the Securities and Exchange Commission.

(c) Each Shareholder consents to RHH making a notation on its records and giving instructions to any transfer agent of the shares of Capital Stock in order to implement the restrictions on transfer established in this Agreement.

(d) Each Shareholder agrees that, prior to any proposed Transfer of any shares of Capital Stock (other than a Transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Shareholder shall give written notice to RHH of such holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail, and, if requested by RHH, shall be accompanied, at such Shareholder’s expense, by either (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to RHH, addressed to RHH, to the effect that the proposed Transfer of the Capital Stock may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the Transfer of such Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such shares of Capital Stock shall be entitled to transfer such Capital Stock in accordance with the terms of the notice delivered by such Shareholder to RHH, and in accordance with the other provisions of this Agreement. Each certificate evidencing shares of Capital Stock transferred as above shall bear, except if such transfer is made pursuant to an effective registration statement under the Securities Act covering such shares, or under Rule 144 under the Securities Act, the appropriate restrictive legend set forth in this Section 8(b) except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Shareholder and RHH, such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each Shareholder agrees that it will not request that a transfer of shares of Capital

Stock be made (or that the appropriate restrictive legend described in Section 8(b) be removed from the certificate evidencing shares of Capital Stock) solely in reliance on Rule 144(k) under the Securities Act, if as a result of such proposed transfer RHH would be rendered subject to the reporting requirements of the Exchange Act.

9. Holdback Agreement. No Shareholder (or Permitted Transferee) shall effect any public sale or distribution of any shares of Capital Stock or equity securities of RHH, or Successor Securities, during the seven days prior to, and during the period provided in the underwriting agreement (not to exceed 180 days) beginning on the effective date of any underwritten public offering (except as part of such offering) unless the underwriters managing such offering otherwise agree.

10. Demand Registration.

(a) Subject to the provisions of this Agreement, if at any time after the earlier to occur of a Qualified Public Offering or May 31, 2004, RHH shall receive a written request from the C/H/J Holders of at least 25% of the class of Registrable Securities sought to be registered that were originally issued to all C/H/J Holders, or, if less, at least forty percent (40%) of the class of Registrable Securities sought to be registered then held by the C/H/J Holders, that RHH file a registration statement under the Securities Act covering the registration for offer and sale of such and any other outstanding Registrable Securities, then RHH shall promptly notify in writing all other C/H/J Holders of such request. Within twenty (20) days after such notice has been given by RHH, any other C/H/J Holder may give written notice to RHH of its election to include its Registrable Securities in the registration. As soon as practicable after the expiration of such twenty (20) day period, RHH shall use its best efforts to cause the registration of all Registrable Securities with respect to which registration has been so requested by the C/H/J Holders. The right to demand the registration of Registrable Securities shall be exercised no more than two times by the C/H/J Holders, with the second such demand to be effected no sooner than 9 months after the registration statement resulting from the first demand shall have become effective, provided, however, that if the C/H/J Holders are unable to sell, pursuant to such two registration statements, all Registrable Securities which they sought to sell, the C/H/J Holders holding at least twenty-five percent (25%) of the shares of such Registrable Securities may, no sooner than 12 months after the second such registration statement became effective, cause RHH to use its reasonable efforts to cause a third registration statement, covering such unsold Registrable Securities, to be filed and to become effective. The foregoing notwithstanding, the C/H/J Holders may demand that a registration statement be filed pursuant to Form S-3 any number of times if (i) the value of the shares of Registrable Securities to be so offered and sold is at least $1,000,000 and (ii) at least 9 months has elapsed since a registration statement filed as a result of a demand by the C/H/J Holders became effective.

(b) Subject to the provisions of this Agreement, if at any time after the first anniversary of the date on which RHH shall have first issued and sold any securities pursuant to an effective registration statement under the Securities Act (other than on Form S-4 or Form S-8 or any successor thereto), RHH shall receive a written request from the JAII Holders of Registrable Securities valued (based on the Exchange Price, on the date of such request) at not less than $5,000,000 in the aggregate (the “Minimum Value”) that RHH file a registration statement under the Securities Act covering the registration for offer and sale of outstanding Registrable Securities valued at no less than the Minimum Value, then RHH shall promptly notify in writing all other JAII Holders of such request. Within twenty (20) days after such notice has been given by RHH, any other JAII Holder may give written notice to RHH of its election to include its Registrable Securities in the registration. As soon as practicable after the expiration of such twenty (20) day period, RHH shall use its best efforts to cause the registration of all Registrable Securities with respect to which registration has been so requested by the JAII Holders. The right to demand the registration of Registrable Securities shall be exercised no more than two times by the JAII Holders, with the second such demand to be effected no sooner than 12 months after the registration statement resulting from the first demand shall have become effective, provided, however, that if the JAII Holders are unable to sell, pursuant to such two registration statements, all Registrable Securities which they sought to sell, they may, no soon than 12 months after the second such registration statement became effective, cause RHH to use its reasonable efforts to cause a third registration statement, covering such unsold Registrable Securities, to be filed and to become effective. All registrations demanded pursuant to Sections 10(a) and 10(b) hereof are referred to herein as “Demand Registrations”.

(c) Notwithstanding subsections (a) and (b) above, RHH shall not be obligated to effect any registration pursuant to this Section 10(a) or 10(b) hereof within 180 days after the effective date of any registration statement filed by RHH under the Securities Act for any offering of Common Stock (other than a registration statement filed on Form S-4 or Form S-8 or any successor forms). In addition, RHH may postpone for up to 90 days the filing or effectiveness of a registration statement pursuant to a request under this Section if the Board of RHH (with the concurrence of the managing underwriters, if any) determines in good faith that such registration would be reasonably expected to have an adverse effect on any proposal or plan by RHH to engage in any acquisition of assets, merger, consolidation, tender offer, financing or similar transaction.

(d) In the event of any postponement described in subsection (c), the C/H/J Holders or the JAII Holders shall, upon written notice to RHH by a majority in interest of C/H/J Holders or JAII Holders, be entitled to withdraw such request and, if such request is withdrawn, such request shall not count as a request for registration pursuant to this section.

11. Piggyback Registrations.

(a) Right to Piggyback. Whenever RHH proposes to register any of its securities under the Securities Act (other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities, whether or not for sale for its own account, RHH will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which RHH has received written requests for inclusion therein within 15 days after the receipt of RHH’s notice; provided, however, that if the registration is being effected as a result of demand registration rights granted in this Agreement, the parties making such demand shall have priority with respect to the inclusion of its shares of Registrable Securities in such registration over any Shareholder exercising Piggyback Registration rights. All registrations requested pursuant to this Section 11(a) are referred to herein as “Piggyback Registrations”

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of RHH, and the managing underwriters advise RHH in writing (with a copy to each holder of Registrable Securities requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, RHH will include in such registration (i) first, the securities RHH proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration pursuant to the Piggyback Registration rights granted herein, pro rata among the Holders of such Registrable Securities on the basis of the number of shares that each holder has requested to be included in such registration, and (iii) third, other securities requested to be included in such registration.

12. Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, RHH will use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto RHH will as expeditiously as possible:

(a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, RHH will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than 120 days (subject to extension pursuant to Section 15(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in the registration statement;

(c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests or, in the alternative, to obtain exemptions from the registration requirements of such securities laws and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that RHH will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, RHH will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by RHH are then listed and, if not so listed, to be listed on a national securities exchange or over-the-counter market such as the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

(i) subject to complying with such confidentiality requirements as RHH may reasonably impose, and subject to the requirements of the federal and state securities laws, the rules of the NASD and the rules of any securities exchange on which RHH’s securities are traded, make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of RHH, and cause RHH’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

(j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of RHH’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) permit any holder of Registrable Securities which holder, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of RHH, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to RHH in writing, which in the reasonable judgment of such holder and its counsel should be included;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, RHH will use its reasonable best efforts promptly to obtain the withdrawal of such order;

(m) obtain a comfort letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by RHH’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

(n) provide a legal opinion of RHH’s outside counsel addressed to each holder (in form or substance satisfactory to each such holder and its counsel) of Registrable Securities included in such registration, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, provided, however, that nothing contained herein shall prohibit RHH from abandoning or discontinuing its efforts to register its securities, unless such registration is being effected in accordance with the provisions of Section 10(a) or 10(b).

13. Registration Expenses. RHH will (i) pay all expenses incident to RHH’s performance of or compliance with Sections 10, 11 and 12 of this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for RHH and its independent certified public accountants, and underwriters’ fees and expenses (excluding discounts and commissions, which shall be paid by the holders selling the Registrable Securities) and all other Persons retained by RHH (all such expenses being collectively referred to herein as “Registration Expenses”).

14. Indemnification.

(a) RHH agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or (B) in any application or other document or communication (in this Section 14 collectively called an “application”) executed by or on behalf of RHH or based upon written information furnished by or on behalf of RHH or based upon written information furnished by or on behalf of RHH filed in any jurisdiction in order to qualify any securities covered by such registration statement under the “blue sky” or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and RHH will reimburse such holder and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that RHH will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to RHH by such holder expressly for use therein or by such holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after RHH has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, RHH will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to RHH in writing such information and affidavits as RHH reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless RHH, its directors and officers and each other Person who controls RHH (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, to which RHH or any such director or officer or controlling person may become subject under the Securities Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) result from (i) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in the case of clauses (i) and (ii) to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to RHH by such holder expressly for use therein, or (iii) the failure by such holder of Registrable Securities to deliver a prospectus to the extent required under the Securities Act.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (in addition to any required local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. RHH or the holders of Registrable Securities also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event RHH’s or the holders of Registrable Securities indemnification is unavailable for any reason.

15. Participation in Underwritten Registrations.

(a) No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by RHH (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), except that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested RHH to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration will be required to make any representations or warranties to RHH or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution, due and valid execution of any agreements relating to such offering, and good title to, and no liens or encumbrances on, any Registrable Securities to be sold in such registration, (iii) timely furnishes to RHH and/or the underwriters managing such registration, all information regarding such holder, the Registrable Securities held by such holder and its intended method of distribution of such Registrable Securities as RHH or such underwriters reasonably request, and (iv) agrees (and such holder hereby agrees) to notify RHH and/or any underwriter managing such registration of any untrue statement of material fact contained in the prospectus in connection with such registration or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such prospectus in reliance upon and in conformity with written information prepared and furnished to RHH by such holder expressly for use therein.

(b) Each Person that is participating in any Registration hereunder agrees that, upon receipt of any notice from RHH of the happening of any event of the kind described in Section 12(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 12(e). In the event RHH will give any such notice, the applicable time period mentioned in Section 12(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 15(b) to and including the date when each seller of a Registrable Security covered by such registration statement will have received the copies of the supplemented or amended prospectus contemplated by Section 12(e).

16. Additional Covenants.

(a) Issuance for Fair Value. RHH will, from and after the date hereof, issue Preferred Stock or Common Stock only for “fair equivalent value,” as shall be determined in good faith by the Board (subject to Section 1(d) hereof) from time to time; provided, however, that nothing contained herein shall prevent the Board from issuing for nominal value, or other value less than “fair equivalent value”, options, warrants or other similar rights to officers, directors or other employees of RHH or any Subsidiary thereof in an amount not to exceed 937.5 shares of Preferred Stock (comprising 7½% of the amount of the Preferred Stock outstanding on the date hereof) and 937.5 shares of Common Stock (comprising 7½% of the amount of the Common Stock outstanding on the date hereof), as long as neither Santomero nor James D. Cirar is the beneficiary of any such options, warrants or other similar rights and as long as all existing Shareholders are equally diluted as a result of the issuance of any Preferred Stock or Common Stock of RHH upon the exercise of such options, warrants or other similar rights or the issuance of any related Shares.

(b) Preemptive Rights. Subject to the provisions of Section 16(a) hereof, in the event that, prior to the occurrence of a Qualified Public Offering, RHH seeks to sell shares of Capital Stock (consisting of one share of Preferred Stock and one share of Common Stock as a “Unit”) in a private or similar non-public placement, each Shareholder shall be entitled to acquire, at the proposed offering price of such Units, that number of Units equal to the aggregate number of Units proposed to be so offered multiplied by a fraction, the numerator of which shall be the number of shares of Capital Stock (both Common and Preferred) owned by each respective Shareholder and, without duplication, their Permitted Transferees and the denominator of which shall be the aggregate number of shares of Capital Stock (both Common and Preferred) owned by all Shareholders and, without duplication, their Permitted Transferees. In connection with any proposed issuance of such Units, RHH will give prior notice as soon as possible, but in any event at least fifteen (15) days prior written notice, of its intention to effect such issuance to each Shareholder, specifying in such notice the number of Units to be sold, and the proposed offering price per Unit. Each Shareholder shall have the right, exercisable within ten (10) days after receipt of such notice, to elect to purchase up to the maximum number of Units to which such Shareholder is entitled to acquire hereunder with such purchase being effected by such Shareholder’s payment to RHH, on or before the 20th day after such notice, by wire transfer of immediately available funds, an amount equal to the number of Units to be purchased by such Shareholder, multiplied by the offering price per Unit, against delivery of certificates evidencing the number of shares of Preferred Stock and Common Stock so acquired, which will be issued in the name of such Shareholder. To the extent any Units proposed to be sold in such private placement shall not have been subscribed to by an existing Shareholder, RHH shall be free thereafter to sell such Units by way of a private placement, or similar offering, at an offering price per Unit not less than that set forth in the notice to the Shareholders. Until the occurrence of a Qualified Public Offering, or until the redemption of all shares of Preferred Stock, RHH shall only issue shares of its Capital Stock in Units.

(c) Informational Deliveries. To the extent RHH is required to deliver or provide information, financial, operational or otherwise, to Caravelle, JHMLIC and Hancock, whether as a result of covenants contained in a Note Purchase Agreement, or otherwise, it shall simultaneously deliver or provide such information to JAII.

(d) Sale Prior to May 31, 2001. The Shareholders agree that, in the event of a sale of RHH (whether by merger or otherwise), or of all or substantially all of the assets or Subsidiaries of RHH and the subsequent liquidation or dissolution thereof, and if such transaction is completed on or before May 31, 2001, then Hancock, JHMLIC and Caravelle, and, without duplication, their Permitted Transferees, shall each be entitled to receive, out of the proceeds of such sale or liquidation, and as a result of their ownership of shares of Capital Stock, an aggregate amount equal to (A), in the case of Caravelle, the greater of (w) the product of $11,000,000 multiplied by a fraction, the numerator of which is the number of shares of Capital Stock (both Common and Preferred) held by Caravelle (and its Permitted Transferees), on the date such sale or liquidation is effected, and the denominator of which is the number of shares of Capital Stock (both Common and Preferred) held by Caravelle (and its Permitted Transferees), on the date hereof, or (x) their pro-rata share (based on shares of Capital Stock (both Common and Preferred) then held) of the net sale or liquidation proceeds received in such transaction, and (B) in the case of each of Hancock and JHMLIC, the greater of (y) the product of $5,500,000 multiplied by a fraction, the numerator of which is the number of shares of Capital Stock (both Common and Preferred) held by each of Hancock and JHMLIC (and their Permitted Transferees), respectively, on the date such sale or liquidation is effected, and the denominator of which is the number of shares of Capital Stock (both Common and Preferred) held by each of Hancock and JHMLIC (and their Permitted Transferees), respectively, on the date hereof or (z) their pro-rata share (based on shares of Capital Stock (both Common and Preferred) then held) of the net sale or liquidation proceeds received in such transaction. The amount described herein shall be paid prior to, or concurrently with any distribution being made to any other Shareholder of RHH as a result of such sale or liquidation. To the extent any sale or liquidation of RHH results in consideration other than cash consideration, the fair market value of such non-cash consideration shall be established by the Board of RHH, in good faith, and such valuation shall be binding on Caravelle, JHMLIC and Hancock for purposes of this Section 16(d).

(e) Option Over JAII Stock. In the event of a Change of Control Involving JAII, then Santomero and the Individual Investors, or their nominee or assignee, will have the option to acquire from JAII, or any Permitted Transferee, either (x) 2,500 shares of the Preferred Stock and 2,500 shares of the Common Stock held by JAII, or any Permitted Transferee (which constitutes all of the shares of Capital Stock of RHH held by JAII on the date hereof), or (y) 1,250 shares of Preferred Stock and 1,250 shares of Common Stock held by JAII, or any Permitted Transferee (which constitutes 50% of the shares of Capital Stock of RHH held by JAII on the date hereof) or (z) all shares of Preferred Stock and all shares of Common Stock then held by JAII, or any Permitted Transferee, at a price equal to the then Fair Market Value per share thereof. The option granted pursuant to this Section will be exercisable at any time within ninety (90) days after such Change of Control Involving JAII, by delivery of a written notice to JAII to that effect, with the closing of the purchase and sale of the shares of Capital Stock so acquired hereunder to take place within sixty (60) days after the exercise of such option or, if later, within ten (10) days of the establishment of the Fair Market Value of the Capital Stock. Any written notice exercising the option described in this Section shall be executed by Santomero and delivered to JAII, and shall indicate the number of shares of Capital Stock to be acquired. On the closing date (which shall be fixed by mutual agreement between Santomero and JAII), JAII will deliver to Santomero, on his own behalf or on behalf of himself and the Individual Investors, certificates representing the shares so acquired, duly endorsed for transfer, against payment of the purchase price. Forty percent (40%) of the aggregate purchase price shall be paid in cash concurrently with the delivery of such shares, the balance of such Purchase Price shall be paid by delivery of the purchaser’s note, in the form of Exhibit “D” attached hereto with the blanks filled in, to be executed and delivered by the buying person or entity (the “Purchase Note”). The Purchase Note shall provide that the principal amount thereof shall be paid on the fifth (5th) anniversary of the date thereof, shall bear interest at the rate of 10% per annum, with interest payable annually on the anniversary date of the execution of the Note, and shall be secured by a pledge of all shares of Capital Stock then acquired. Further, the Purchase Note shall provide that (i) in the event of a Change of Control Involving RHH, the Purchase Note will then be due and payable in full, and (ii) in the event that Santomero or any Individual Investor, or any Permitted Transferee thereof shall sell any shares of Capital Stock of RHH, all net proceeds received by the maker of the Purchase Note as a result of such sale shall be applied as a prepayment of the Purchase Note (to the extent of the amount then owing). All shares of Capital Stock acquired by Santomero and the Other Investors under this Section shall be allocated among them as they shall agree, or, failing agreement, pro-rata based on the shares of Capital Stock held by any acquiring Person hereunder; provided, however, that Santomero may, at his discretion, designate one or more individuals (not then an Individual Investor) to whom up to 625 shares of Preferred Stock and 625 shares of Common Stock acquired from JAII hereunder shall be transferred (an “Additional Investor”) for the consideration described in this subsection, with which designation the Individual Investors shall agree and, as a result, the number of shares to be received by the Individual Investors under this Section 16(e) shall be reduced pro-rata. Upon receipt of such shares, the Additional Investor shall be deemed an Individual Investor. In connection with such sale, JAII shall provide representations and indemnification only with respect to the due authorization and valid Transfer of the shares, good title to, and no liens or encumbrances affecting the shares so transferred.

(f) Sale of RHH in Certain Circumstances. In the event that John Carroll’s employment relationship with RHH and all Subsidiaries thereof is terminated for any reason so that he is not a senior executive officer actively involved in day to day affairs of RHH and a director of RHH, Santomero will be granted ninety (90) days after such event to demonstrate to Caravelle, JHMLIC and Hancock that arrangements, suitable to Hancock, JHMLIC and Caravelle, in their absolute discretion, have been made with respect to the ongoing management of RHH and its Subsidiaries. In the event that Hancock, JHMLIC and Caravelle determine in their absolute discretion that suitable substitute arrangements have not been made, Caravelle, JHMLIC and Hancock, acting jointly, may instruct the Board of RHH to endeavor to effect a sale of RHH, or all or substantially all of its assets and, upon receipt of such notice, the Board shall use their reasonable best efforts in order to consummate a transaction resulting in the sale (by merger or otherwise) of RHH or all or substantially all of its assets and the subsequent liquidation of RHH as promptly as they then deem prudent consistent with their obligations to all of the Shareholders, and consistent with effecting such sale in a commercially reasonable manner; provided, however, that in lieu of effecting such sale, Santomero and the Individual Investors, or RHH, shall have the option, exercisable by written notice delivered to Caravelle, JHMLIC and Hancock within thirty (30) days of the Board’s receipt of such instruction, to purchase all (but not less than all) of the shares of Capital Stock then held by Caravelle, JHMLIC and Hancock at a price equal to the greater of (i) the pro-rata portion of any bona fide third party offer and (ii) the Fair Market Value thereof. The closing of the purchase and sale resulting from the exercise of the option described herein shall occur on a date no later than thirty (30) days after such exercise (or, if later, within ten (10) days of the establishment of the Fair Market Value of such Capital Stock), at which the parties exercising the options shall pay to Caravelle, JHMLIC and Hancock, respectively, the Fair Market Value of their shares of Capital Stock in cash, against delivery of such shares, duly endorsed for Transfer. In connection with such Transfer, Hancock, JHMLIC and Caravelle shall make representations, and provide indemnification, with respect to its due authorization to Transfer the Shares, the validity and enforceability of the Transfer, their good title to the Shares, and no liens or encumbrances affecting such Shares. The Shares so transferred shall be allocated among Santomero, the Individual Investors and RHH as they shall agree or, failing agreement, shall be allocated among Santomero and the Individual Investors exercising the option described herein pro-rata according to their then holdings of the Capital Stock.

17. Definitions. Capitalized terms set forth below shall have the following meanings. Certain other capitalized terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement:

“Affiliate” of a Person means any other Person directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. The term “control” shall mean, as applied to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management of such Person through the ownership of voting securities or otherwise and the terms “controlling” and “controlled” have the correlative meanings.

“Board” shall have the meaning ascribed to such term in Section     .

“C/H/J Holder” means either Caravelle, Hancock or JHLMIC, and any Permitted Transferee thereof holding Registrable Securities.

“Change of Control Involving JAII” shall mean such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting stock representing more than 50.1% of the outstanding voting securities of JAII, or (ii) individuals who, on the date hereof, constitute the board of directors of JAII (together with any new directors whose election by the board of directors or whose nomination for election by JAII’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors of JAII then in office who either were members of the board of directors of JAII on the date hereof or whose election or nomination for election as previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of JAII then in office, or (iii) the sale of all or substantially all of the operating assets of JAII in one or more transactions.

“Change of Control Involving RHH” shall mean such time as Santomero and the Individual Investors, in the aggregate, shall transfer to a third party (including, but not limited to, JAII, Hancock, JHMLIC or Caravelle, but not including Santomero, any Individual Investor, or any Additional Individual Investor) 50.1% or more of the shares of Capital Stock held by Santomero and the Individual Investors as of the date hereof.

“Commission” means the United States Securities and Exchange Commission and any successor federal agency administering the Securities Act.

“Common Stock” has the meanings ascribed to such term in the Background to the Agreement.

“DGCL” means the Delaware General Corporation Law, as the same may hereafter be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

“Fair Market Value” means the Fair Market Value of RHH’s Preferred Stock and Common Stock with all shares of Preferred Stock (whether Voting or Non-Voting) to be valued equally, and all shares of Common Stock (whether Voting or Non-Voting) to be valued equally; provided, however, that the Fair Market Value of the Preferred Stock shall not, in any event, exceed the par value thereof, together with all dividends thereon to the extent accrued and accumulated (but not paid) as of the date any evaluation is made. Upon the occurrence of any event requiring a determination of Fair Market Value, RHH, Santomero and any other Shareholder then immediately affected by such determination shall endeavor to agree upon the same. If they cannot so agree within fifteen (15) days after such event, then the Fair Market Value of the Preferred Stock and of the Common Stock will be determined by a nationally recognized investment banking firm chosen by RHH and reasonably acceptable to each of the other Shareholders immediately affected or, if there is a dispute as to the selection of such investment banking firm, chosen by the American Arbitration Association in New York, upon application of any Shareholder then immediately affected by such determination. All affected Shareholders shall be afforded adequate opportunities to discuss the valuation with the investment bankers. The expense of such valuation shall be borne by RHH and shall be valid for 90 days following its issuance.

“Holders” means the C/H/J Holders, the JAII Holders, and any other Shareholder, or Permitted Transferee thereof, holding Registrable Securities.

“JAII Holder” means JAII, or any Permitted Transferee thereof holding Registrable Securities.

“Majority of Requesting Holders” means Requesting Holders who hold a majority of the Registrable Securities with respect to which registration is being sought hereunder.

“Person” means any individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization or other entity.

“Preferred Stock” has the meaning ascribed to such term in the Background to this Agreement.

“Qualified Public Offering” means an initial public offering and sale of Common Stock of RHH for cash pursuant to an effective registration statement under the Securities Act.

The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement by the Commission.

“Registrable Securities” means (i) any Common Stock, (ii) any common stock or other equity securities of RHH issued or issuable directly or indirectly with respect to the securities referred to in clause (i) by way of stock dividend, stock conversion or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iii) any Successor Securities thereof, all to the extent held by a Shareholder, or any Permitted Transferee thereof.

“Requesting Holders” means, with respect to a particular registration, all Holders requesting registration of Registrable Securities hereunder.

“Securities Act” means the Securities Act of 1933 and all rules, regulations and orders issued thereunder, as any of the same may be amended from time to time.

“Subsidiary” means any Person, eighty percent (80%) or more of the Voting Securities of which are owned by another Person.

“Successor Securities” means any securities of RHH or any successor Person (by merger, consolidation, operation of law or otherwise) which shall have been issued in exchange for the Common Stock or into which the Common Stock shall have been converted (by reclassification, recapitalization, merger, consolidation or otherwise).

“Transfer” means with respect to any share of Capital Stock, any sale, transfer, assignment, pledge, hypothecation or other disposition of such share of Capital Stock, whether voluntary, involuntary or by operation of law.

18. Miscellaneous.

(a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against RHH or the Shareholders unless such modification, amendment or waiver is approved in writing by the party affected thereby. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(c) Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the respective successors, personal representatives and assigns of the parties hereto whether or not so expressed.

(e) Reorganization, etc. The provisions of this Agreement shall apply, mutatis mutandi to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other securities of RHH and to any shares or other securities of RHH or of any successor company which may be received by any of the parties hereto by virtue of their respective ownership of any shares of Capital Stock of RHH.

(f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart of this Agreement shall not effect the delivery, enforceability or binding effect of this Agreement.

(g) Remedies. RHH and the Shareholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that RHH and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

(h) Notices. All notices, demands or other communication to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to RHH at the address indicated below and to any other recipient at the address indicated on the signature pages hereto and to any subsequent holder of shares of Capital Stock subject to this Agreement at such address as indicated by RHH’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. RHH’s address is:

Rabbit Hill Holdings, Inc.

Sarles Street

Rabbit Hill

Mount Kisco, NY 10549

(i) Governing Law. All questions concerning the relative rights of RHH and its Shareholders and the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement on the day and year first above written.

Attest:	RABBIT HILL HOLDINGS, INC.

[Illegible]
/s/ RABBIT HILL HOLDINGS, INC.

(signatures continued on page 33)

(signatures continued from page 32)

Attest:	HANCOCK MEZZANINE PARTNERS, L.P.

	By:	Hancock Mezzanine Investments, LLC, its General Partner

	By:	John Hancock Mutual Life Insurance Company, as Investment Manager

[Illegible]		/s/ John Hancock Mutual Life Insurance Company, as Investment Manager

Address:

Attest:	JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

[Illegible]	/s/ John Hancock Mutual Life Insurance Company

Address:

Attest:	CARAVELLE INVESTMENT FUND, L.L.C.

	By:	Caravelle Advisors, L.L.C., its Investment Manager and Attorney-in-Fact

[Illegible]		/s/ Caravelle Advisors, LLC,

	Address:	425 Lexington Ave.
NY, NY 10017

(signatures continued on page 34)

(signatures continued from page 33)

Attest:	JOHNSTOWN AMERICA INDUSTRIES, INC.

[Illegible]		/s/ Johnstown America Industries, Inc.

Address:

Witness:

[Illegible]	/s/ Camillo M. Santomero, III
CAMILLO M. SANTOMERO, III

	Address:	Rabbit Hill
Sarles St.
Mt. Kisio, NY 10549

Witness:

[Illegible]	/s/ John E. Carroll, Jr.
JOHN E. CARROLL, JR.

	Address:	619 S. Park Avenue
Hillsdale, IL 60521

Witness:

[Illegible]	/s/ James D. Cirar
JAMES D. CIRAR

	Address:	4855 Cider Hill Drive
Rochester, Michigan 48306

(signatures continued on page 35)

(signatures continued from page 34)

Witness:

[Illegible]	/s/ Denise Santomero
DENISE SANTOMERO

	Address:	Rabbit Hill
Sarles Street
Mt. Kisco NY 10549

Witness:

[Illegible]	/s/ Robert P. Frisch
ROBERT P. FRISCH

	Address:	29 Quarry Lane
Bedford, NY 10506

Witness:

[Illegible]	/s/ Edward L. Thomas
EDWARD L. THOMAS

	Address:	5 Columbus Ave.
Greenwich, CT 06830

Witness:

[Illegible]	/s/ Edward J. Whalen
EDWARD WHALEN

	Address:	6516 N. Spokane Ave.
Chicago, IL 60646

(signatures continued on page 36)

(signatures continued from page 35)

Witness:

[Illegible]	/s/ Arnold S. Hoffman
ARNOLD S. HOFFMAN

	Address:	1464 Montra Road
Rydal, PA 19046

Witness:

[Illegible]	/s/ Gregory S. Young
GREGORY S. YOUNG

	Address:	22050 Regrant Rd.
Cupertino, CA 95014

Witness:

[Illegible]	/s/ John W. Plunkard
JOHN W. PLUNKARD

Address:

Witness:

[Illegible]	/s/ Bruce E. Rueppel, Jr.
BRUCE E. RUEPPEL, JR.

	Address:	429 Hobart Ave.
San Mateo, CA 94402
415-445-6546

(signatures continued on page 37)

(signatures continued from page 36)

Witness:

[Illegible]	/s/ Jon Schneider
JON SCHNEIDER

	Address:	Jon Schneider
71 Cranberry St. # 2
Brooklyn, NY 11201

Witness:

[Illegible]	/s/ Maximo Blandon
MAXIMO BLANDON

	Address:	90 Smith Ridge Rd.
New Canaan, CT 06840

LIST OF INDIVIDUAL INVESTORS

John E. Carroll, Jr.

James D. Cirar

Denise Santomero

Robert P. Frisch

Edward L. Thomas

Edward Whelan

Hoffman Investment Company

Gregory S. Young

John W. Plunkard

Bruce E. Rueppel, Jr.

Jon Schneider

Maximo Blandon*

*	Mr. Blandon will, in all likelihood, acquire 20 shares from Mr. Santomero before June 30, 1999.

EXHIBIT “A”

FOURTH:	The aggregate number of shares which the Corporation shall have authority to issue is 400,000, divided into 100,000 shares of Class A Voting Common Stock, par value $.01 per share (“Voting Common Stock”), 100,000 shares of Class B Non-Voting Common Stock, par value $.01 per share (“Non-Voting Common Stock”), 100,000 shares of Series A Voting Preferred Stock, par value $500 per share (“Voting Preferred Stock”) and 100,000 shares of Series B Non-Voting Preferred Stock, par value $500 per share (the “Non-Voting Preferred Stock”).

The statement of the designations, relative rights, preferences and limitations of the shares of each class is as follows:

1. Dividends. The holders of both the Voting Preferred Stock and the Non-Voting Preferred Stock, on a pari passu basis, shall be entitled to an annual dividend at the rate of seventeen percent (17%) per share, payable out of the funds legally available for such purposes before any dividends are declared upon the Voting Common Stock or the Non-Voting Common Stock or any other shares of capital stock of the Corporation ranking in liquidation junior to the Voting Preferred Stock and Non-Voting Preferred Stock, which right to receive dividends shall be cumulative, and the holders of the Voting Preferred Stock and Non-Voting Preferred Stock shall be entitled to no further dividends or distributions. Such dividends shall accrue and be deemed to accrue from day to day whether or not declared and shall be cumulative, but no interest shall accrue on accrued but unpaid dividends. Payment of accrued dividends shall be in the discretion of the Board of Directors.

As long as any shares of the Voting Preferred Stock or Non-Voting Preferred Stock are outstanding, the Corporation will not declare, pay or set aside for payment any dividends on its Voting Common Stock or Non-Voting Common Stock or any other class of preferred stock, nor declare or make any other distribution upon the Voting Common Stock or Non-Voting Common Stock, nor redeem, purchase or otherwise acquire for

EXHIBIT “B”

consideration Voting Common Stock or Non-Voting Common Stock if the Corporation has not declared and paid all the accumulated accrued but unpaid dividends on the Voting Preferred Stock and the Non-Voting Preferred Stock, and if the net assets of the Corporation remaining after the transaction are less than the aggregate amount of the preferences of the outstanding shares of Voting Preferred Stock and the Non-Voting Preferred Stock in the assets of the Corporation upon liquidation.

2. Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the Corporation, the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount not exceeding the stated par value of $500 per share plus accumulated accrued but unpaid dividends, before any distribution of the assets shall be made to the holders of the Voting Common Stock or the Non-Voting Common Stock, but shall be entitled to no further distribution. If, upon any such dissolution, liquidation or winding-up of the Corporation, the assets distributable among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, shall be insufficient to permit payment in full to the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, payable in such event, the entire assets shall be distributed among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock ratably according to the amount of the full liquidation preference of the respective number of shares of Voting Preferred Stock and Non-Voting Preferred Stock held by them. No consolidation or merger of the Corporation with one or more corporations, nor any sale or transfer of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up.

3. Redemption. The Voting Preferred Stock and the Non-Voting Preferred Stock shall be redeemable at any time at the option of the Corporation at a price of $500 per share plus accumulated accrued but unpaid dividends. The Corporation may, at the option of the Board of Directors, redeem all or any part of the outstanding Voting Preferred Stock and/or the Non-Voting Preferred Stock. If less than all of the outstanding shares of Voting Preferred Stock and Non-Voting Preferred Stock are to be redeemed at one time, the shares to be redeemed shall be selected on a pro rata basis among the holders of Voting Preferred Stock and Non-Voting Preferred Stock, as a group, in proportion to their holdings at the date of redemption. Notice of redemption shall be mailed at least ten (10) days and not more than sixty (60) days prior to such redemption to the holders of record of Voting Preferred Stock and Non-Voting Preferred Stock.

4. Voting Rights. Except as expressly provided in this Article 4 and as otherwise required by law, voting rights shall be vested exclusively in the Voting Common Stock and in the Voting Preferred Stock, which shall vote together as a class on all matters submitted to a vote of stockholders (except that holders of Voting Preferred Stock shall have the right to vote together as a class on matters exclusively affecting the Preferred Stock), and shall have one vote per share, but which shall not have any cumulative Voting rights in the election of directors. The Non-Voting Common Stock and the Non-Voting Preferred Stock shall have no voting rights.

5. Issuance of Shares. All or any part of the shares of Voting Preferred Stock, the Non-Voting Preferred Stock, the Voting Common Stock or the Non-Voting Common Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors, as provided by law; provided, however, that Voting Preferred Stock and Non-Voting Preferred Stock shall be issued only at par value.

LIST OF ALL SHAREHOLDERS

AND SHARES HELD BY EACH

Name of Shareholder	No. of Shares Common	No. of Shares Preferred
Johnstown America Industries, Inc.	2,500 (Voting)	2,500 (Non-Voting)
Hancock Mezzanine Investments LLC	1,250 (Voting)	1,250 (Voting)
John Hancock Mutual Life Insurance Co.	1,250 (Voting)	1,250 (Voting)
Caravelle Investment Fund, L.L.C.	2,500 (Voting)	2,500 (Voting)
JAII**	1,000 (Non-Voting Common)	1,000 (Non-Voting Preferred)
Camillo M. Santomero, III	2,125 (Voting)	2,125 (Voting)
John E. Carroll, Jr.	1,000 (Voting)	1,000 (Voting)
James D. Cirar	600 (Voting)	600 (Voting)
Denise Santomero*	200 (Non-Voting)	200 (Non-Voting)
Robert P. Frisch*	250 (Non-Voting)	250 (Non-Voting)
Edward L. Thomas*	250 (Non-Voting)	250 (Non-Voting)
Edward Whelan*	250 (Non-Voting)	250 (Non-Voting)
Hoffman Investment Company	100 (Voting)	100 (Voting)
Gregory S. Young	100 (Voting)	100 (Voting)
John W. Plunkard*	50 (Non-Voting)	50 (Non-Voting)
Bruce E. Rueppel, Jr.	50 (Voting)	50 (Voting)
Jon Schneider	25 (Voting)	25 (Voting)

*	To be acquired through JAII

**	To be sold by JAII to investors marked with *. JAII will hold these shares for a moment.

EXHIBIT “C”

PROMISSORY NOTE

$	, 2000

FOR VALUE RECEIVED,                      (“Maker”) promises to the pay to the order of Johnstown America Industries, Inc. (the “Payee”) the principal sum of $                    , on or before                      (fifth (5th) anniversary of the execution of the Note) and to pay interest on the outstanding principal balance hereof at the rate of ten percent (10%) per annum, with such interest payments to commence on the first anniversary of the date hereof and to continue on the same day of each year thereafter until the fifth (5th) anniversary of the date hereof, when the entire unpaid principal balance hereof, together with all accrued but theretofore unpaid interest, shall be due and payable.

Maker shall have the privilege to prepay the principal balance hereof, together with all accrued interest thereon, in whole or in part, without penalty or additional payment.

All payments to be made hereunder shall be payable in lawful currency of the United States and made to the Payee at                     , or such other place as the Payee hereof shall hereafter designate.

Upon the happening of one of the following, which shall constitute an event or events of default hereunder, the then outstanding principal balance hereof, and all other amounts owing hereunder, shall become immediately due and payable, without demand or notice:

(a) the failure of Maker to pay Payee any sum due hereunder within ten (10) days after the due date thereof;

(b) the institution of proceedings under the Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or any similar federal or state insolvency statute by or against Maker and, with respect to proceedings instituted against the Maker, the failure of Maker to cause the dismissal or termination thereof within ninety (90) days;

(c) the occurrence of a Change of Control Involving RHH (as such term is defined in that certain Shareholders’ Agreement dated June     , 1999 among, inter alia, Payee, Santomero, and the Individual Investors (as defined therein) (the “Agreement”).

If an event of default hereunder occurs and is continuing, Payee may, by notice to Maker, declare the entire unpaid principal balance hereof and all accrued interest hereon to be,

EXHIBIT “D”

and such principal and interest shall thereupon become, immediately due and payable, without any presentment for payment, demand, protest, notice of protest or any other notice of any kind, all of which are hereby expressly waived. If Maker shall fail to pay any amount owing hereunder when due, Payee may exercise any right, power or remedy permitted by law or as set forth herein against Maker.

In addition, in the event that Santomero or any Individual Investors sells any shares of capital stock of RHH, all net proceeds arising from such sale and received by Maker as a result of such sale shall be applied as a mandatory prepayment of the accrued but theretofore unpaid interest, and, to the extent of any remainder, the principal amount of this Note.

No course of dealing on the part of the Payee, nor any delay or failure on the part of the Payee to exercise any right, shall operate as a waiver of such right or otherwise prejudice the Payee’s rights, powers and remedies. The rights, powers and remedies of the Payee, permitted by law or contract or as stated herein, shall be cumulative and concurrent and may be exercised or otherwise pursued by the Payee singly, successively, or together against Maker at the sole discretion of Payee; and the failure to exercise any such right, power or remedy shall in no event be construed as a waiver or release of the same. Payee shall not by any act or omission or commission be deemed to waive any of Payee’s rights, powers or remedies hereunder unless such waiver be in writing and signed by Payee, and then only to the extent specifically set forth therein; and a waiver of one event shall not be construed as continuing or as bar to or waiver of such right, power or remedy on a subsequent event.

If any provision of this Note or the application thereof is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

The Maker agrees to pay on demand, in addition to the amounts of principal and interest evidenced by this Note, all costs and expenses of the Payee in connection with the enforcement of this Note, including the fees and out-of-pocket expenses of Payee’s counsel.

Except where the context otherwise requires, the term Payee shall be deemed to include any subsequent holder of this Note.

All notices, consents, approvals, demands, requests, extensions, waivers and other communications required by or permitted under this Note shall be in writing and shall be deemed given when hand delivered or when mailed by certified mail, postage prepaid, return receipt requested, directed as follows, unless and until notice of change of address is delivered or sent by any party to the other parties as provided herein:

If to Maker:	_____________________________
_____________________________
_____________________________

If to Payee:	_____________________________
_____________________________
_____________________________

This Note may not be changed orally, but only by an agreement in writing signed by Maker and the Payee. This Note shall be governed by and construed in accordance with the laws of the State of Delaware and all rights and remedies of the Maker and Payee hereunder shall be governed thereby. This Note is issued pursuant to, and is entitled to the benefits of, the Agreement. All capitalized terms used in this Note shall have the same meaning as assigned to them in the Agreement, unless otherwise specifically noted.

The obligations evidenced by this Note are secured by a Pledge Agreement, and the securities described therein, executed this date by the Maker, to which reference is made for certain additional rights of the Payee.

IN WITNESS WHEREOF, Maker has executed this Note on the date and year first above written, and hereby acknowledges receipt of a true, correct and complete copy hereof.

By:
Name:
Title:

LIST OF JAII TRANSFEREES

Denise Santomero

Robert P. Frisch

Edward L. Thomas

Edward Whelan

John W. Plunkard

EXHIBIT “E”

LIST OF MANAGEMENT OPTION HOLDERS

Mark L. Saylor	-	125,000 “Units”

Mark J. Duray	-	100,000 “Units”

Frank C. Bernatt	-	75,000 “Units”

Kelly L. Bodway	-	50,000 “Units”

Kenneth Bridges	-	15,000 “Units”

A Unit consists of one share of Non-Voting Preferred Stock and one share of Non-Voting Common Stock.

EXHIBIT “F”